Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 1, 2006, between CATALINA MARKETING CORPORATION, a Delaware corporation (the “Company”), and L. DICK BUELL (“Executive”).

WHEREAS, Executive serves as the Chief Executive Officer of the Company;

WHEREAS, the Company recognizes Executive’s contributions to the Company, encourages his continued excellent performance for the Company and its subsidiaries, and wishes to enter into an employment agreement with Executive on the terms and conditions provided herein; and

WHEREAS, for the same reasons, the Company has determined to provide Executive with severance if his employment terminates under the conditions described in that certain Severance Agreement of even date (the “Severance Agreement”) and to obtain alternative benefits under that certain Change of Control Agreement of even date (the “Change of Control Agreement”); and

WHEREAS, also for the same reasons, the Company has determined to enter into this Agreement with Executive to provide, among other things, for severance benefits as described and set forth in the Severance Agreement, in the case of certain circumstances in addition to those set out in the Severance Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Term of Agreement.

(a) Upon the terms and conditions set forth in this Agreement, the Company shall employ Executive, and Executive hereby accepts employment with the Company, pursuant to the terms and conditions of this Agreement. Executive’s employment will be based in St. Petersburg, Florida, except for required travel on behalf of the Company.

(b) The term of this Agreement shall be the period beginning on the date hereof and ending on September 30, 2011; provided that those provisions herein set forth which are intended to survive such period shall be effective following such date and until they terminate pursuant to their own terms. The period during which Executive is employed under this Agreement is sometimes referred to herein as the “Employment Period.”

2. Position and Duties.

(a) Position; Responsibilities. During the Employment Period, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a Chief Executive Officer, including, without limitation, serving without further compensation as an officer and/or a director of one or more of the Company’s Affiliates if so elected or appointed, with the understanding that upon the termination of the Employment Period, for any or no reason, Executive shall immediately resign as an officer and/or director or manager of all such Affiliates of the Company.

(b) Reporting; Performance of Duties. Executive shall report to the Board and devote his best efforts and his full business time and attention to the business and affairs of the Company and its Affiliates. Executive shall perform his duties, responsibilities and functions hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Affiliates’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board, including, without limitation, the Company’s Code of Business Conduct and Ethics. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation. Participation on the board of directors of a for-profit business requires approval by the Nominating and Corporate Governance Committee of the Board. However, Executive’s current participation on the board of directors of Prestige Brands Holdings, Inc. previously has been approved.

(c) Executive will continue to serve as a member of the Board during his tenure as the Chief Executive Officer, and Executive agrees to tender his resignation as a member of the Board at such time as he ceases to be the Chief Executive Officer for any reason.

3. Compensation and Benefits.

(a) Base Salary. Executive’s initial annualized base salary during the Employment Period shall be $675,000.00 (“Base Salary”). The Base Salary shall be increased annually in an amount equal to the greater of three and one half per cent (3.5%) or the increase in the Consumer Price Index in the prior year (the “Minimum Annual Increase”). The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary on an annual basis and may, at its discretion, adjust Executive’s Base Salary upward in an amount greater than the Minimum Annual Increase, effective on July 1 of each year. The Base Salary shall not be decreased as long as Executive continues to serve as Chief Executive Officer. The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, to the extent consistent with the Company’s policies and procedures in effect from time to time established by the Board or a Committee thereof, or the Chairman of the Board.

(c) Annual Bonus. In addition to the Base Salary, Executive shall continue to be eligible to participate in an annual bonus program (“Annual Bonus”) consistent with prior periods, or as may be in effect from time to time (subject to the parameters herein described), and any bonus award shall be governed by the terms of the bonus program in effect from time to time. Payout of any earned bonus will take place within sixty (60) days of the conclusion of the annual fiscal period. Executive’s bonus range shall be from zero to one hundred and fifty percent (150%) of Base Salary, with a bonus target of one hundred percent (100%) of Base Salary. The amount of money available for payout against this bonus target will be earned on the basis of the Company’s performance against established fiscal year business and financial objectives and targets. The actual award may be adjusted based on Executive’s individual performance in providing leadership to obtain those objectives as determined by the Board. The business objectives for each fiscal year will be established and determined by the Board or the Compensation Committee after consultation with Executive, and communicated to Executive prior to the end of the preceding fiscal period but in no event later than thirty (30) days after the commencement of such fiscal year.

(d) Stock Options, Restricted Stock, and Incentive Plans. Executive shall be eligible to participate in such stock option, restricted stock, stock appreciation rights and other incentive plans generally available to senior executive employees of the Company at levels consistent with the “Total Rewards Program” in the judgment of the Compensation Committee and the Board.

(e) Benefits. In addition to (but without duplication of) the Base Salary and any bonuses payable to Executive pursuant to this Section 3, during the Employment Period Executive shall be entitled to participate in all of the Company’s employee benefit programs (as in effect from time to time) for which senior executive employees of the Company are generally eligible, and Executive shall be entitled to twenty (20) days of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may be carried forward to any subsequent calendar year up to a maximum accrual of thirty (30) days. In addition, the Company shall reimburse Executive for the following actual incurred costs: (i) financial planning and/or tax preparation expenses up to $5,000.00 annually; (ii) costs, not reimbursed by health insurance, for annual physical examinations; and (iii) the reasonable cost of one country club membership (i.e., monthly dues and Company business-related expenses). Also, Executive shall be entitled to participate in the Company’s Post-Retirement Health Care Benefits program on the same basis as the retired founders of the Company.

(f) Liability Insurance. During the Employment Period and for a continuous period of six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance covering Executive in such amount as currently in effect, increased as necessary so that insurance coverage is similar to that for publicly-traded companies of comparable size and international scope of operations, to the extent such insurance coverage is reasonably commercially available.

(g) Legal Proceedings. Upon a reasonable showing by Executive that his interests or defenses in connection with such investigation, litigation, arbitration, enforcement or regulatory action or proceeding are different than those of the Company, Executive shall have the right to select and engage, at the Company’s expense, his own counsel for legal representation in connection with any investigation, litigation, arbitration, enforcement or regulatory action or other proceeding brought by the Securities and Exchange Commission, any self-regulatory organization or any other state, federal or foreign securities regulatory or law enforcement commission, agency or other governmental or quasi-governmental authority.

(h) Taxes. The Company shall withhold taxes from payments set forth herein as it determines to be required by applicable law.

4. Termination.

(a) Termination. The Company and Executive agree that, from the Company’s perspective, Executive is an “at-will” employee, subject only to the contractual rights upon termination set forth herein, in the Severance Agreement and in the Change of Control Agreement, and that the Employment Period (i) shall terminate automatically and immediately upon Executive’s death, (ii) may be terminated by the Company (through action by the Board) at any time, whether for Cause or not for Cause, by giving Executive written notice of the termination, and (iii) may be terminated by Executive at any time, with or without Good Reason, by giving the Company written notice at least ninety (90) days in advance of his termination date; provided that upon receipt of notice of termination from Executive, the Company may, in its sole discretion, request that Executive cease his employment activities prior to the termination date specified in accordance with this Section 4(a), and Executive shall comply with such request, with the mutual understanding that such request will not change the termination date specified in accordance with this Section 4(a) or affect the characterization of the termination of Executive’s employment.

(b) Resignation for Good Reason. The Severance Agreement provides for the payments and benefits to be received by Executive and other terms and conditions applicable following the termination of the Employment Period under various circumstances and, except as herein expressly set forth, the terms of the Severance Agreement shall apply upon the termination of the Employment Period and such terms are herein incorporated by this reference. Notwithstanding the Severance Agreement, if the Employment Period is terminated as a result of Executive’s resignation with Good Reason, then Executive or Executive’s estate, as applicable, shall be entitled to receive the payments and other benefits provided for in Section 3(a) of the Severance Agreement under the caption “If Catalina Terminates You Other Than for Cause, Disability or Death,” subject to the conditions therein stated (including without limitation the delivery by Executive of the form of General Release Agreement referenced in the Severance Agreement).

(c) No Other Benefits. Except as otherwise expressly provided in this Agreement, the Severance Agreement or the Change of Control Agreement, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

5. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any corporation or other entity, controlling, controlled by or under common control with the Company.

“Cause,” with respect to Executive, has the meaning given to it in the Severance Agreement.

“Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of one or more of the following reasons, unless Executive otherwise consents in writing: (i) the Company requires Executive to relocate his primary residence, (ii) the Company reduces the amount of the Base Salary from time to time in effect or fails to provide the Minimum Annual Increase provided in Section 3(a); (iii) the Board of Directors fails to establish Annual Bonus programs consistent with past practice; (iv) the Company substantially reduces Executive’s responsibilities materially inconsistent with his position as CEO, removes him as CEO or as a member of the Board of Directors, or Executive is not elected to the Board of Directors following expiration of Executive’s term as a director; (v) the Company fails to pay to Executive the Base Salary as in effect from time to time or any Annual Bonus when due in accordance with this Agreement and such failure has not been remedied by the Company within fifteen (15) days after delivery of written notice thereof to the Company; (vi) if Executive determines in good faith that he can no longer effectively make executive management decisions because he no longer has the support of a majority of the Directors, after he has taken reasonable steps to address differences with such Directors; (vii) Executive is diagnosed with a disease or illness that is substantially likely to result in such Executive’s death; (viii) any member of Executive’s immediate family is diagnosed with a disease or illness that is substantially likely to result in such person’s death; or (ix) any member of Executive’s immediate family becomes permanently disabled; provided that in each case written notice of Executive’s resignation for Good Reason must be delivered to the Company within thirty (30) days after Executive obtains actual knowledge of the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder; provided further that Executive shall not have the right to resign for Good Reason if, at such time, circumstances exist which give the Company the right to terminate Executive for Cause; and provided further that it shall not constitute “Good Reason” pursuant to clause (vii), (viii) or (ix) of this definition if (a) Executive becomes employed by, a consultant to or provides services to any other Person, or (b) Executive does not devote substantially all of his business time and attention to the care of such ill or disabled person (if not himself).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock partnership, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

6. Notices. Any notice provided for in this Agreement shall be in writing and either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive:	L. Dick Buell

To the Company:	CATALINA MARKETING CORPORATION
200 Carillon Parkway
St. Petersburg, Florida 33716
Attention: Chairman of the Board

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Complete Agreement. This Agreement, the Severance Agreement and the Change in Control Agreement embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way (including, without limitation, any letter of intent, any employment or similar agreement between Executive and the Company. To the extent that any provision hereof is inconsistent with the Severance Agreement, the terms of this Agreement shall take priority. If Executive becomes eligible for benefits under the Change of Control Agreement, the Change of Control Agreement will take priority over the terms hereof, and any payments or benefits paid or made available hereunder as a result of termination of the Employment Period shall be credited against amounts due and benefits to be provided under the Change of Control Agreement.

9. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Successors and Assigns; Third Party Beneficiaries. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that this Agreement may be transferred by the Company (or any successor thereto) to its Affiliates without such consent. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company (and such benefits shall be assignable to a successor without Executive’s consent), including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company other than to any of its Affiliates. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive; provided that the obligations of Executive under this Agreement shall not be assignable, transferable or delegable by Executive.

12. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

13. Submission to Jurisdiction. Each of the parties hereto irrevocably submits (for itself and in respect of its property) to the jurisdiction of any state or federal court sitting in Tampa, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6 above. Nothing in this Section 13, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate the Employment Period for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

15. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

16. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

17. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company or any Affiliate in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Affiliate (including, without limitation, Executive being available upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Affiliate’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and any Affiliate all pertinent information and turning over to them all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company or any Affiliate requires Executive’s cooperation in accordance with this Section 17, the Company shall pay Executive a reasonable per diem as determined by the Board, unless Executive is receiving severance benefits under the terms hereof or under the Employment Agreement, and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

18. Tax Liabilities and Code Section 409A. Executive is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)) that may result from any payments or benefits that Executive receives under this Agreement. These payments or benefits may be reduced by any applicable employment or withholding taxes. In addition, the Company will suspend payment of any cash amounts Executive is entitled to receive under Section 3 of the Severance Agreement or Section 3 hereof during the six-months following termination of the Employment Period (the “409A Suspension Period”), unless the Company reasonably determines that paying the amounts in accordance with such Sections will not result in Executive’s liability for additional tax under Section 409A. As soon as reasonably practical after the end of the 409A Suspension Period, Executive will receive a lump sum payment in cash for an amount equal to any cash payments that the Company doesn’t make during the 409A Suspension Period. After that, Executive will receive any remaining payments under Section 4 in accordance with its terms (as if there had not been any suspension of payments).

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CATALINA MARKETING CORPORATION

By:	/s/ FREDERICK W. BEINECKE
FREDERICK W. BEINECKE
Chairman of the Board

/s/ L. DICK BUELL
L. DICK BUELL